CONSULTING AGREEMENT

between

Loral Space & Communications Inc.

and

Richard J. Townsend
Name of Consultant

This Agreement is made by and between Loral Space & Communications Inc., a corporation organized and existing under the laws of the State of Delaware, with offices at 600 Third Avenue, New York, New York 10016 (hereinafter “Loral” or the “Company”), and Richard J. Townsend, with an address at 34 White Oak Shade Road, New Canaan, CT 06840 (hereinafter referred to as “Consultant”). Loral and Consultant are hereinafter collectively referred to collectively as the “Parties” and individually as a “Party.”

Loral makes this Agreement for the purpose of retaining the services of Consultant. This contract is expressly made conditional on Consultant’s assent to, and strict compliance with, all of the terms and conditions stated below. Each of the following terms and conditions is essential to the essence of the agreement between the Parties.

1. The term of this Agreement (the “Term”), and the period within which the services are to be rendered under this Agreement, shall commence as of January 5, 2008 and shall continue until either Party terminates the Agreement by delivering ten (10) days prior written notice to the other Party. Either Party may terminate the Agreement at any time for any reason or for no reason.

During the Term, Consultant shall be available upon reasonable notice given by the Company to consult with and advise the Company on such matters within his expertise as the Chief Executive Officer of Loral (the “CEO”) or his designee may request from time to time, including but not limited to:

•	Financial reporting;

•	Financial strategy and planning; and

•	Business evaluation.

Consultant shall report directly to and take direction from the CEO or his designee. Consultant’s services hereunder shall be on an as needed basis at the direction of the CEO or his designee and Consultant shall devote such time to performance of his duties hereunder as necessary to perform the tasks requested by the CEO; provided, however, that Consultant’s services shall be limited to less than 50% of the level of services provided to the Company and all affiliates in the thirty-six (36) months immediately preceding his termination of employment with the Company. Consultant shall not be entitled to perform services on any regular basis other than as requested by the CEO or his designee.

2. Loral will pay Consultant consulting fees consisting of $2,600 per day or $1,300 per half-day for his services hereunder. For purposes of this Agreement, services for a “day” shall mean services of four or more hours during a calendar day and services for a “half-day” shall mean services of one hour or more but less than four hours during a calendar day. In addition, Loral shall reimburse Consultant for all reasonable and necessary expenses actually incurred by Consultant directly in connection with the business affairs of Loral and the performance of his duties hereunder, upon presentation of proper receipts or other proof of expenditure and subject to such reasonable guidelines, reporting requirements or limitations provided by Loral from time to time.

To facilitate Consultant’s performance of his duties hereunder, the Company shall, if available, supply Consultant with the use of an office and equipment (including desk, phone, computer and access to printers) on the Company’s premises during the Term. It is currently contemplated, but subject to change in the sole discretion of the Company, that the Company’s premises will be available for use by Consultant until the Spring of 2008. The Company shall also supply Consultant with cellular telephone and blackberry email service during the Term. The Company shall transfer to Consultant, and Consultant shall acquire, ownership of his cellular telephone, blackberry and computer equipment effective on April 1, 2008 provided that this Agreement has not been terminated by either Party prior to that date. Consultant shall be charged with additional income equal to the value of the equipment acquired.

Consultant shall bill Loral monthly for the services provided hereunder as specified in paragraph 13 below or on terms that are agreed to in writing between Loral and Consultant.

3. In the performance of his services, Consultant’s relationship to Loral shall be solely that of an independent contractor to provide personal services. In this capacity, Consultant will not be an employee of Loral and will not be entitled to workers’ compensation coverage, unemployment insurance or any other type or form of insurance or benefit normally provided by Loral for its employees, including (but not limited to) holiday and vacation pay; and Loral will not be responsible for withholding federal income or social security taxes from the fees paid. Loral shall have no liability whatsoever on account of this Agreement except as provided in paragraph 2. Consultant shall file all tax returns and reports required to be filed pursuant to law, including, without limitation, reports required to be filed by former employees of the United States Government, if applicable.

4. Consultant shall assign, convey and transfer to Loral without further consideration, each and every work made for hire, invention, discovery, improvement, maskwork, and patent conceived or developed by Consultant during performance under this Agreement, and, upon request, shall execute any required papers and furnish all reasonable assistance to Loral to vest all right, title and interest in such inventions, discoveries, improvements and patents in Loral. Consultant warrants and represents the originality of the deliverable items under this Agreement and that no portion of the deliverable items, or their use and/or distribution, shall present any infringement or other conflict of interest. All data, copyrights, copyrightable creations and reports developed in the performance of this Agreement shall be the sole property of Loral and shall be used by Consultant solely in work for Loral. Upon termination or expiration of this Agreement, Consultant shall deliver all such records, data, information, models, tools and other documents and all copies thereof to Loral.

5. (a) Consultant shall not disclose to any person during the term of this Agreement or thereafter, without Loral’s prior written approval, any confidential and/or proprietary information of Loral (whether written or oral), including specifications, know-how, strategic or technical data, marketing research data, product research and development data, manufacturing techniques, confidential customer lists, sources of supply and trade secrets or information relating to the business, designs, inventions, plans, methods, processes or affairs of Loral or its affiliates, or third party confidential information in the possession of Loral or its affiliates, which Consultant may have acquired or developed in connection with the performance of duties hereunder or otherwise, unless and until that information shall have become public knowledge without breach of this Agreement. Consultant agrees that he will use any such information only for the purpose set forth in Paragraph 1 hereto.

(b) Consultant represents and warrants that, as of the date of this Agreement, except as may be set forth on Attachment 1 hereto, he is not engaged in Competition (as defined herein) and that there is no conflict of interest arising from the activities to be performed hereunder and other activities in which he is engaged (including other consultancy contracts, if any), or any conflict with any person, corporation or other entity in which Consultant may have an interest. During the Term, Consultant will promptly notify the Company and update Attachment 1 hereto if he intends to become engaged or becomes engaged in Competition or if a conflict of interest arises. Consultant agrees that, during the Term, (x) he will not accept any assignment hereunder if at the inception of such assignment he is then engaged or involved in activities that directly compete or conflict with, or the purpose of which activities is to directly compete or conflict with, such assignment and (y) he will not during the course of performance of any assignment hereunder engage in or become involved in any activities that directly compete or conflict with, or the purpose of which activities is to directly compete or conflict with, such assignment. For purposes of this Agreement, “Competition” shall mean, other than for or with respect to the Company, engaging in, or otherwise directly or indirectly being employed by, or acting as a consultant or advisor (paid or unpaid) to, or being a director, officer, employee, principal, agent, stockholder, member, owner or partner of (i) any satellite manufacturing business, (ii) any satellite services business, (iii) any business engaged in providing end-to-end data solutions on networks comprised of earth terminals, space segment, and, where appropriate, networking hubs, (iv) any business similar to the businesses described in clauses (i), (ii) or (iii) above that competes with the services provided by the Company, (v) any business that competes with a business in which the Company engages as described or otherwise contemplated in the Company’s business plan, or (vi) any business that competes with a business that the Company is, to the knowledge of Consultant, preparing to engage in, and any transferee or successor to any of the foregoing businesses. Notwithstanding anything to the contrary in this Agreement, Consultant may, directly or indirectly, own, solely as an investment, securities of a business enterprise in competition with the Company or its subsidiaries which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Consultant (i) is not a controlling person of or a member of a group which controls such business enterprise and (ii) does not, directly or indirectly, own five percent (5%) or more of any class of securities of such business enterprise.

(c) Consultant has carefully considered the nature, extent and duration of the restrictions and obligations contained in this Paragraph 5 and acknowledges and agrees that such restrictions are fair and reasonable in all respects to protect the legitimate interests of Loral and its affiliates and that these restrictions are designed for the reasonable protection of the business of Loral and that of its affiliates. Consultant acknowledges that remedies at law would be inadequate to protect Loral against any actual or threatened breach of this Paragraph 5 and, without prejudice to any other rights and remedies otherwise available to Loral, Consultant agrees that Loral will be entitled to suitable relief, including injunction, and further agrees to waive any requirement for security or the posting of any bond in connection with any such remedy.

6. In performing work under this Agreement, Consultant agrees to comply with provisions of Loral policies relating to standards of conduct and to ethical business practices (see: Attachment 2). By execution of this Agreement, Consultant certifies that Consultant has: (i) received a copy of Attachment 2, (ii) been advised that compliance with Attachment 2 is required, (iii) read Attachment 2 and (iv) agreed to comply with the policies as stated therein. Any questions that arise concerning the propriety of any action proposed to be taken should be directed to the Loral General Counsel (212-697-1105).

7. Concerning work under this Agreement, Consultant shall not engage in any effort on behalf of Loral to lobby (i.e., to influence or attempt to influence) Congress, any federal agency, any member of Congress, any federal officer, or any federal agency employee or employee of a member of Congress, unless such activity is expressly approved by the Loral General Counsel in writing. If such efforts are approved in writing, Consultant shall report the details to Loral and shall provide Loral with a copy of any declaration filed by Consultant pursuant to 31 U.S.C. Section 1352 in connection with such efforts.

8. If any information or material acquired or developed by Consultant in performance under this Agreement is, or becomes, classified within the meaning of the Espionage Act (Title 18, U.S.C. §§ 792-799) and Executive Order 12356 (April 1982), Consultant agrees to preserve the security of such work in compliance with all applicable laws and regulations of the United States. Any data or information of any type acquired or generated by Consultant in the performance of services under this Agreement shall be submitted to Loral for security review before publication or dissemination. Further, Consultant agrees to abide by Loral’s security rules and such other rules as are communicated from time to time to Consultant by an officer of Loral.

9. In performing under this Agreement and in addition to paragraph 7, above, Consultant agrees to comply with applicable laws and regulations, including export control laws, and to not make or permit to be made any improper payments, or to engage in any unlawful conduct. Consultant agrees not to assume any obligation which would interfere or be inconsistent with performance of this Agreement, and hereby represents and warrants to Loral that the services to be performed under this Agreement shall not result in a conflict of interest, including but not limited to, any conflict prohibited by the laws or regulations of the United States or other applicable jurisdictions. This Agreement shall terminate immediately and all payments due shall be forfeited if, in rendering services hereunder, improper payments are made to or by Consultant, unlawful conduct is engaged in by Consultant, or any part of the remuneration payable under this Agreement is used for an illegal purpose. Additionally, no remuneration shall be payable if such payment is prohibited by any law, regulation or decision of the Government of the United States, to include any agency thereof, or any foreign government involved with the subject hereof.

10. Consultant’s identity, the amount of the remuneration to be paid, and the details of this Agreement may be disclosed pursuant to the securities laws of the United States and may otherwise be disclosed to the Government of the United States or as otherwise required by law, rule or regulation.

11. A material factor in the Loral decision to retain Consultant was the response to the questionnaire entitled “Consultant Disclosure Statement” as completed by Consultant and attached hereto as Attachment 1. Any change to the information provided in the answers to the questionnaire should be reported immediately to the Loral General Counsel. Loral reserves the right to terminate this Agreement without further notice and obligation if the information provided in the questionnaire was inaccurate or if there is a material change in the information provided during the course of this Agreement.

12. Upon termination of this Agreement, (i) Consultant shall return to Loral all documents, materials or information provided to or developed by Consultant in connection with Consultant’s performance under this Agreement or certify in writing as to their destruction and (ii) Loral shall promptly pay to Consultant all consulting fees for services properly rendered by Consultant hereunder and reimburse Consultant for all expenses properly incurred by Consultant hereunder, in each case, prior to such termination, provided Consultant properly submits and documents in one or more invoices, as required by paragraph 13 herein, such services and expenses. After payment for all services properly rendered hereunder and reimbursement for all expenses properly incurred hereunder prior to such termination, Loral shall have no further obligation hereunder and Consultant shall not be entitled to any severance or termination pay or damages for termination of this Agreement.

13. Unless otherwise approved in writing, Consultant shall submit invoices to Loral monthly for payment. Invoices shall be addressed to: Loral Space & Communications Inc., 600 Third Avenue, New York, New York 10016, Attention: Chief Executive Officer. Invoices shall specify: (i) the period covered in the invoice, (ii) a description of the work performed during the period, including the number of days or half-days worked, (iii) the details of any expenses reimbursable under paragraph 2, above, and (iv) identification of any activity covered by the Lobbying Disclosure Act, 31 U.S.C. Section 1352, or any state or local lobbying law together with any filing made by Consultant pursuant to those laws. Each invoice shall contain the following certification: SUBMISSION OF THIS INVOICE CERTIFIES COMPLIANCE WITH THE TERMS AND CONDITIONS OF THE CONSULTING AGREEMENT UNDER WHICH THIS INVOICE IS SUBMITTED, AND CERTIFIES COMPLIANCE WITH ALL LAWS, REGULATIONS AND LORAL POLICIES REFERENCED THEREIN.

14. This Agreement and the enforcement thereof shall be governed and controlled in all respects by the internal laws of the State of New York, without application of the conflict of laws provisions thereof. Any dispute or controversy arising from or relating to this Agreement and/or Consultant’s relationship with Loral shall be resolved by binding “baseball” type (also known as “final offer” arbitration (i.e. each Party will submit the amount of its claim and the arbitrator will select one such amount), to be held in New York or in any other location mutually agreed to by Loral and Consultant before one arbitrator selected in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

15. The provisions of this Agreement are severable and the invalidity of any one or more provisions shall not affect the validity of any other provision. In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the duration or scope thereof, the parties hereto agree that said court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law. This Agreement may not be modified or amended except by a written document signed by an authorized person on behalf of each Party.

16. This written Agreement constitutes the entire and complete agreement between the Parties concerning the services described herein. This Agreement supersedes all prior and collateral communications and understandings between the Parties with respect to the subject matter hereof. It is agreed that there are no terms, conditions or understandings other than as set forth herein.

17. It is agreed that no failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder. No Party may assign or transfer, in whole or in part, any of its rights, obligations or duties under this Agreement.

18. Notices under this Agreement shall be transmitted to the address for notices specified below or such other address as a Party shall designate to the other Party in writing. Notices shall be deemed to have been given as of the date such notice is (a) delivered to the Party intended, (b) delivered to the then designated address of the Party intended, (c) transmitted to the then designated fax number of the Party intended (provided that the original of such Notice is delivered on the same day to a nationally recognized overnight courier for delivery to the then designated address of the Party intended on the next business day), or (d) sent by nationally recognized overnight courier or by United States Certified Mail, return receipt requested, postage prepaid and addressed to the then designated address of the Party intended.

IN WITNESS WHEREOF, the Parties have hereunto caused this Agreement to be executed by their duly authorized representatives:

Loral Space & Communications Inc.:
Consultant: Richard J. Townsend Signature: /s/ Richard J. Townsend Date: January 4, 2008	By: Michael B. Targoff Title: Chief Executive Officer Signature: /s/ Michael B. Targoff Date: January 4, 2008

Attachments: 1. Consultant Disclosure Statement

2. Loral Code of Conduct